Exhibit 99.9
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
AMBER ACQUISITION INC.
AMBER HOLDING INC.
and
SUMTOTAL SYSTEMS, INC.
Dated as of May 26, 2009

(Continued)

(Continued)

(Continued)

(Continued)

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 26, 2009 by and among Amber Holding Inc., a Delaware corporation (“Newco”), Amber Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and SumTotal Systems, Inc., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.
RECITALS:
A. The Company Board has (i) unanimously determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Delaware General Corporation law (the “DGCL”) upon the terms and subject to the conditions set forth herein, (ii) unanimously approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and (iii) unanimously resolved to recommend that the stockholders of the Company approve the Merger in accordance with the DGCL.
B. The boards of directors of Newco and Merger Sub have each (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery of this Agreement, performance of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein.
C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Vista Equity Partners Fund III, L.P. (the “Guarantor”) has entered into a guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with, this Agreement.
D. Concurrently with the execution hereof, the Company is terminating the Agreement and Plan of Merger by and among ST Software Holdings, LLC, ST Mergersub, Inc. and the Company, dated as of April 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Accel Agreement”), pursuant to Section 8.1(h) of the Accel Agreement.
E. Newco, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
(a) “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided, in each case, that such confidentiality and other provisions (including “standstill” or similar provisions) are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement; provided, however, that if the terms of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement, then notwithstanding the foregoing, such agreement will be deemed an “Acceptable Confidentiality Agreement” if the Company offers to amend the Confidentiality Agreement so as to make the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty(ies).
(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an Acquisition Transaction.
(c) “Acquisition Transaction” shall mean any transaction or series of related transactions, alone or in combination, (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such transaction.
(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2008 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the year ended December 31, 2008.
(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(i) “Company Board” shall mean the Board of Directors of the Company.
(j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
(k) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.
(l) “Company Intellectual Property” shall mean Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(m) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) shall be deemed to be or constitute a “Company Material Adverse Effect” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (subject to the limitations set forth below):
(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business);
(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business);
(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally or the human capital management industry generally (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business);
(iv) changes in political conditions in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business);
(v) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business);
(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby;
(viii) compliance with the terms of this Agreement;
(ix) any actions taken, or failure to take action, in each case, to which Newco has in writing following the date of this Agreement expressly approved, consented to or requested;
(x) changes in law or other legal or regulatory conditions (or the interpretation thereof);
(xi) changes in GAAP or other accounting standards (or the interpretation thereof);
(xii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);
(xiii) any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure, in and of itself, by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xiv) the availability or cost of equity, debt or other financing to Newco or Merger Sub;
(xv) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and
(xvi) any matters expressly set forth in Section 1.1(m)(xvi) of the Company Disclosure Letter.
For purposes of this definition, the term “companies of a similar size” shall include (at a minimum) the seven most similar sized publicly-traded companies operating in the industries in which the Company and its Subsidiaries conduct business.

(n) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.
(o) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.
(p) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Stock Options.
(q) “Company Stock Plans” shall mean (i) the Company’s Amended and Restated 2004 Equity Incentive Plan, the UK Sub-Plan of the Company’s Amended and Restated 2004 Equity Incentive Plan, the Docent, Inc. (“Docent”) 1997 Stock Option Plan, the Docent 2000 Omnibus Equity Incentive Plan, the Click2learn, Inc. 1998 Equity Incentive Plan, and the Intelliprep Technologies, Inc. 2000 Equity Incentive Plan, and (ii) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.
(r) “Company Stockholders” shall mean holders of shares of Company Capital Stock.
(s) “Company Termination Fee” shall mean an amount in cash equal to $6,670,000.
(t) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%).”
(u) “Continuing Employee” shall mean each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of the Surviving Corporation, Newco or a Subsidiary thereof immediately following the Effective Time.
(v) “Continuing Party” shall mean a Person that has made an Acquisition Proposal that the Company Board has concluded prior to the No-Shop Period Start Date constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.
(w) “Contract” shall mean any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.
(x) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(y) “DOJ” shall mean the United States Department of Justice or any successor thereto.
(z) “DOL” shall mean the United States Department of Labor or any successor thereto.
(aa) “Environmental Law” shall mean any applicable law (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or remediation thereof.
(bb) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(cc) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
(dd) [intentionally omitted]
(ee) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.
(ff) “GAAP” shall mean generally accepted accounting principles, consistently applied, as applied in the United States.
(gg) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
(hh) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated by a Governmental Authority under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive”, or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.
(ii) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(jj) “Indebtedness” shall mean any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (iv) liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) liabilities arising from cash/book overdrafts, (vi) liabilities under capitalized leases, (vii) liabilities under conditional sale or other title retention agreements, (viii) liabilities with respect to vendor advances or any other advances, (ix) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) deferred purchase price liabilities related to past acquisitions, (xi) liabilities with respect to deferred compensation for services, (xii) liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar liabilities, (xiii) liabilities arising in connection with earnouts or other contingent payment obligations, (xiv) liabilities arising from any breach of any of the foregoing, and (xv) indebtedness of others guaranteed by the Company or its Subsidiaries or secured by any lien or security interest on the assets of the Company or its Subsidiaries.
(kk) “Intellectual Property Rights” shall mean the rights associated with or arising under any of the following anywhere in the world, without limitation: (i) patents, applications therefor, and patent disclosures; (ii) copyrights, copyright registrations and applications therefor, copyrightable works, and all other rights in works of authorship, however denominated; (iii) rights in industrial designs and any registrations and applications therefor; (iv) trademark rights and corresponding rights in trade names, logos and service marks, trademark or service mark, and registrations and applications therefor, trade dress, corporate names, and Internet domain names, together with all goodwill associated with each of the foregoing; (v) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); (vi) computer Software, Software products, and Software systems; (vii) all other intellectual property; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world (as applicable).
(ll) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.
(mm) “IT Assets” means all of the following used by the Company and its Subsidiaries: electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, networks, peripherals and computer systems, including any outsourced systems and processes (e.g., call centers) and all documentation associated with any of the foregoing.
(nn) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of Arun Chandra and Neil Laird after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.
(oo) “Legal Proceeding” shall mean any claim, investigation, action, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

(pp) “Lien” shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.
(qq) “Minimum Closing Cash Amount” shall mean $36,500,000.
(rr) “Nasdaq” shall mean the NASDAQ Global Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.
(ss) “Net Cash” shall mean (i) the sum of the Company’s cash and cash equivalents (determined in a manner consistent with the Company’s balance sheet presented in the Company’s audited financial statements included in the Company SEC Reports), minus (ii) all liabilities for funded Indebtedness of the Company and its Subsidiaries of the type referred to in clauses (i), (ii) and (iii) of the definition of “Indebtedness”, plus (iii) any out of pocket cash payments incurred and paid by the Company prior to the Closing Date in connection with this Agreement (including Section 5.3 hereof) and the Accel Agreement and the transactions contemplated hereby (A) to legal, financial and accounting advisors, (B) to the extent in compliance with the terms of this Agreement, to settle Transaction Litigation or obtain third party consents and (C) consisting of the termination fee payable under the Accel Agreement (the “Accel Breakup Fee”).
(tt) “Open Source” shall mean any open source, public source or freeware Software, or any modification or derivative thereof that is licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports (including as a condition to the effectiveness of the license) to require the distribution of, or access to, source code or purports (including as a condition to the effectiveness of the license) to restrict the licensee’s ability to charge for distribution of or to use Software for commercial purposes.
(uu) “Per Share Price” shall mean an amount equal to $4.85.
(vv) “Permitted Liens” shall mean any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) licenses to Intellectual Property Rights, leases and subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Recent SEC Reports filed as of the date of this Agreement; and (x) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(ww) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.
(xx) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.
(yy) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
(zz) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
(aaa) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
(bbb) “Software” means any and all (i) computer programs, libraries and middleware, including any and all Software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.
(ccc) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ddd) “Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction not solicited in material violation of Section 5.3 on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger (and is reasonably likely to be consummated in accordance with its terms) (in each case taking into account any revisions to this Agreement made or proposed in writing by Newco prior to the time of determination); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).”
(eee) “Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes assessments and similar governmental charges and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
(fff) “Transaction Litigation” shall mean any action commenced or, to any party’s knowledge, threatened against, such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby.
(ggg) “U.S.” or “United States” shall mean the United States of America.
(hhh) “Vista Manager” shall mean Vista Equity Partners III, LLC or its designee.
(iii) “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.
1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Accel Agreement	Recitals
Accel Breakup Fee	1.1(ss)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(e)(ii)
Assets	3.14
Bylaws	2.5(b)
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.8(c)
Charter	2.5(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)

Term	Section Reference
Commitment Letter	4.10(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	6.5(a)
Company Disclosure Letter	Article III
Company Intellectual Property Agreements	3.16(c)
Company Products	3.16(b)
Company Registered Intellectual Property	3.16(a)
Company SEC Reports	3.9
Company Securities	3.7(d)
Company Stock-Based Award Consideration	2.7(d)
Company Stockholder Meeting	6.4
Confidentiality Agreement	9.4
Consent	3.6
Continuing Discussion Period	5.3(c)
Dissenting Company Shares	2.7(c)(i)
D&O Insurance	6.10(c)
Debt Financing	6.6
DGCL	Recitals
Dissenting Company Shares	2.7(c)
Effect	1.1(m)
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
ESPP	2.7(g)
Exchange Fund	2.8(b)
Final Offering	2.7.(g)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
In-Licenses	3.16(c)
International Employee Plans	3.18(a)
Investor	4.10(a)
Leased Real Property	3.15(b)
Lease	3.15(b)
Material Contract	3.13(a)
Material Customer Agreements	3.13(a)(iii)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Newco	Preamble
Newco Expenses	8.3
Newco Representatives	5.3(f)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(f)

Term	Section Reference
Option Consideration	2.7(e)
Other Required Company Filing or Other Required Company Filings	3.27(a)
Other Required Newco Filing or Other Required Newco Filings	4.6(b)
Out-Licenses	3.16(c)
Owned Company Shares	2.7(a)(iii)
Payment Agent	2.8(a)
Proxy Statement	3.27(a)
Recent SEC Reports	Article III
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Sublease	3.15(c)
Subsidiary Securities	3.8(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Secrets	1.1(kk)
Uncertificated Shares	2.8(c)
1.3 Certain Interpretations.
(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(e) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(h) References to “dollars” and “$” are to the currency of the United States.
(i) References to “made available” shall mean that such documents or information referenced shall have been contained prior to the date hereof in the Company’s electronic data room for Shakespeare 2009 maintained by Merrill Corporation to which Newco and its counsel had access.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Newco, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Sullivan & Cromwell LLP at 1870 Embarcadero Road, Palo Alto, California, on a date and at a time to be agreed upon by Newco, Merger Sub and the Company, which date shall be no later than the first Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Newco, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Charter and Bylaws.
(a) Charter. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.
(b) Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended in accordance with the applicable provisions of the DGCL, the Charter of the Surviving Corporation and such Bylaws.
2.6 Directors and Officers.
(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation until their respective successors are duly appointed.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation; and
(ii) each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Owned Company Shares, (B) Dissenting Company Shares and (C) for the avoidance of doubt, anything for which a payment is made pursuant to Section 2.7(d) or 2.7(e) below) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Per Share Price, without interest thereon, in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of in Section 2.10); and

(iii) each share of Company Common Stock that is held by the Company as treasury stock, owned by Newco or Merger Sub or any of the entities listed on Annex A, or owned by any direct or indirect wholly-owned Subsidiary of Newco or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
(c) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without any interest thereon, upon surrender of the certificate or certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.
(ii) The Company shall give Newco (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Newco, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Stock-Based Awards. Newco shall not assume any Company Stock-Based Awards and at the Effective Time each Company Stock-Based Award outstanding immediately prior to the Effective Time, whether vested or unvested, shall without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Common Stock subject to the Company Stock-Based Award multiplied by (y) the excess, if any, of (A) the Per Share Price less (B) the exercise price per share attributable to such Company Stock-Based Award (if any) (the “Company Stock-Based Award Consideration”). The payment of the Company Stock-Based Award Consideration will be subject to withholding for all required taxes. The Company agrees to take all action necessary to effect this cancellation of Company Stock-Based Awards upon the Effective Time and to give effect to this Section 2.7(d) (including, without limitation, the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, the Company shall pay to each holder of a Company Stock-Based Awards the Company Stock-Based Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company Stock-Based Award pursuant to this Section 2.7(d). The cancellation of a Company Stock-Based Award as provided in the first sentence of this Section 2.7(d) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Stock-Based Award.
(e) Company Options. Newco shall not assume any Company Options and at the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Per Share Price less (B) the exercise price per share attributable to such Company Option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). The payment of the Option Consideration will be subject to withholding for all required taxes. The Company agrees to take all action necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 2.7(e) (including, without limitation, the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, the Company shall pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company Option pursuant to this Section 2.7(e). The cancellation of a Company Option as provided in the first sentence of this Section 2.7(e) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.
(f) (A) all Company Stock-Based Awards and all Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, and (B) the Company shall ensure that following the Effective Time no participant in any Company Stock Plan or other Employee Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(g) Treatment of Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company’s Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in the Offering Period (as defined in the ESPP) in progress as of the date of this Agreement (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iii) the Final Offering period then in progress shall terminate as provided in Section 14 of the ESPP (as further described below); (iv) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; and (v) the ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased in the Final Offering shall be cancelled at the Effective Time, and each such share shall be converted into the right to receive an amount in cash equal to the Per Share Price, without interest thereon, in accordance with the terms and conditions of this Agreement. The Company shall provide the notice contemplated by Section 14 of the ESPP as promptly as practicable following the date of this Agreement, which notice shall provide that the Offering Period will be shortened by setting a new exercise date and that the exercise date shall be 10 business days following the date of the delivery of such notice.
2.8 Exchange of Certificates.
(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).
(b) Exchange Fund. At the Effective Time, Newco shall deposit (or cause to be deposited, including by utilizing the Company’s cash) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock and holders of Company Stock-Based Awards and Company Options become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Newco or the Surviving Corporation, in obligations of or guaranteed by the United States or obligations of an agency of the United States which are backed by the full faith and credit of the United States (such cash being referred to herein as the “Exchange Fund”). To the extent that there are any losses with respect to any investments of the Exchange Fund, the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, or all or any portion of the Exchange Fund is unavailable Newco to promptly pay the cash amounts contemplated by this Article II for any reason, Newco shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II. Any income from investment of the Exchange Fund shall be payable to Newco.

(c) Payment Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.
(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Newco (or any agent designated by Newco) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Newco (or any agent designated by Newco) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g) Distribution of Exchange Fund to Newco. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is six (6) months after the Effective Time shall be delivered to Newco upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Newco (subject to abandoned property, escheat or similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that Newco may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (i) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (y) any disclosures included in any exhibits or other documents appended thereto), in each case on or after December 31, 2008 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Letter, other than, in each case, any matters required to be disclosed for purposes of Sections 3.7 (Company Capitalization), 3.8 (Subsidiaries), 3.10 (Company Financial Statements), 3.12 (Absence of Certain Changes), 3.16 (Intellectual Property) and 3.18 (Employee Plans) of this Agreement which matters shall be specifically disclosed in Sections 3.7, 3.8, 3.10, 3.12, and 3.18 of the Company Disclosure Letter, respectively) or (ii) subject to the terms of Section 9.12 below, as set forth in the disclosure letter delivered by the Company to Newco and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Newco and Merger Sub as follows:
3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the Charter and bylaws of the Company, each as amended to date. The Company is not in violation of the Charter or its bylaws.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.
3.3 Company Board Approval; Fairness Opinion; Anti-Takeover laws; Accel Agreement.
(a) The Company Board has unanimously (i) determined that this Agreement reflects a Superior Proposal to that set forth in the Accel Agreement, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (iii) approved the execution and delivery of this Agreement by the Company, the performance by this Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions set forth herein, and (iv) resolved to recommend that the Company Stockholders adopt the Merger Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).
(b) The Company Board has received the written opinion of its financial advisor RBC Capital Markets dated May 26, 2009 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Price was fair, from a financial point of view, to the holders of Company Common Stock.

(c) Assuming that the representations of Newco and Merger Sub set forth in Section 4.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.
(d) The Accel Agreement has been terminated by the Company in accordance with Section 8.1(h) of the Accel Agreement and the Company has complied with its obligations under the Accel Agreement, including the payment of the Accel Breakup Fee to AKKR Fund III Management Company, L.P. or its designee pursuant thereto. The Confidentiality Agreement is an Acceptable Confidentiality Agreement (as defined in the Accel Agreement).
3.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable law, the Charter and the Company’s bylaws to consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the Charter or bylaws of the Company or its Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, the Accel Agreement or any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act.

3.7 Company Capitalization.
(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business in New York City on May 1, 2009 (the “Capitalization Date”): (A) 31,236,602 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued or granted any shares of Company Capital Stock or any Company Securities other than pursuant to the exercise of Company Options granted prior to the date hereof under a Company Stock Plan and pursuant to Company Stock-Based Awards granted prior to the date hereof.
(b) As of the Capitalization Date, the Company has reserved 10,799,571 shares of Company Common Stock for issuance under the Company Stock Plans, of which as of the Capitalization Date 7,229,038 shares of Company Common Stock have been reserved for future issuance pursuant to outstanding grants under the Company Stock Plans, and, since such date, no additional shares have been reserved. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to acquire up to 3,132,099 shares of Company Common Stock (x) with an exercise price per share less than the Price Per Share and (y) with a weighted average exercise price (rounded to the nearest penny) of $3.75, and, since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, and (ii) Company Stock-Based Awards representing the right to receive 993,098 shares of Company Common Stock, and, since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Stock-Based Awards. As of the close of business on the Capitalization Date, there were outstanding Company Options to acquire up to 3,103,841 shares of Company Common Stock with an exercise price per share equal to or greater than the Price Per Share.
(c) All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.
(d) Except as set forth in this Section 3.7 or Section 3.7 of the Company Disclosure Letter, as of the Capitalization Date (and since such date, none were granted, committed to grant, reserved, created or assumed) there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of the Company to which the Company is a party or by which it is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. With respect to each Company Stock-Based Award and Company Option, the Company Disclosure Letter sets forth (i) the record owner, (ii) the vesting status (to the extent not fully accelerated at the Effective Time), (iii) the exercise price, and (iv) the Company Plan pursuant to which such Company Stock-Based Award or Company Option was issued. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries. The Company does not have a stockholder rights plan in effect.
(e) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.
(f) At or prior to the Effective Time, the Company shall have taken all necessary action such that all Company Stock-Based Awards and Company Options shall be cancelled as of the Effective Time, and shall be of no further force or effect thereafter, and, for the avoidance of doubt, no such Company Stock-Based Awards or Company Options shall be assumed by the Surviving Corporation.
(g) Except for the Company Stock Plans listed specifically in clause (i) of the definition thereof, there are no Company Stock Plans.
3.8 Subsidiaries.
(a) Section 3.8(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the charters and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in violation of its charter, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the Subsidiaries of the Company from conducting their respective businesses as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof. Except for the capital stock and other ownership interests of the Subsidiaries of the Company, the Company does not own, directly or indirectly, more than five percent (5%) of the capital stock or other voting or equity securities or interests in any Person.
(c) There are no outstanding (i) securities of any Subsidiary convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiaries of the Company, or that obligates any Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iii) obligations of any Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiaries of the Company, (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting of any shares of capital stock of any Subsidiary of the Company, (v) obligations or commitments of any character restricting the transfer of any shares of capital stock of any Subsidiary of the Company, or (vii) other obligations by any Subsidiaries of the Company to make any payments based on the price or value of any shares of any Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates any Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.9 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Newco or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
3.10 Company Financial Statements.
(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Reports.
(b) The Company has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the Securities Act)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.
(d) Section 3.10(d) of the Company Disclosure Letter sets forth a list of all Indebtedness of the Company and its Subsidiaries, in the case of each clause in the definition thereof, greater than $100,000 (whether or not contingent).
3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, other than (a) liabilities reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice and (d) liabilities that would not have a Company Material Adverse Effect.
3.12 Absence of Certain Changes.
(a) Since December 31, 2008 through the date hereof and except for the execution and termination of the Accel Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.
(b) Since December 31, 2008 through the date hereof and except for the execution and termination of the Accel Agreement, the Company has not taken any action that would be prohibited by Section 5.2 if proposed to be taken after the date hereof.
3.13 Material Contracts.
(a) For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following, excluding the Accel Agreement:
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base salary in excess of $175,000;
(iii) any material Contract with any of the twenty (20) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for the fiscal year ended December 31, 2008 (the “Material Customer Agreements”);
(iv) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is or could reasonably be expected to be material to the Company, or (B) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries;
(v) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
(vii) any Lease or Sublease set forth in Sections 3.15(b) and 3.15(c) of the Company Disclosure Letter;
(viii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the transactions contemplated hereby (other than Contracts evidencing Company Options or Company Stock-Based Awards);
(ix) any Contract providing for severance in excess of $75,000 (other than those pursuant to which severance is required by applicable Law);
(x) any Contract relating to or evidencing Indebtedness of the Company or any of its Subsidiaries, in the case of each clause in the definition thereof, greater than $100,000 (whether or not contingent);

(xi) any Contract providing for indemnification of any officer, director, manager or employee by the Company or its Subsidiaries;
(xii) any Contract that involves any material joint venture, partnership or similar arrangement; and
(xiii) any Company Intellectual Property Agreements required to be listed pursuant to Section 3.16(c) of the Company Disclosure Letter.
(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.
(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default, or otherwise modify any rights or obligations thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.
3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all liens other than Permitted Liens.
3.15 Real Property.
(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.
(b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases, licenses or other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 7,500 square feet (such property, the “Leased Real Property”, and each such lease, sublease, license or other agreement, a “Lease”). The Company has heretofore delivered or made available to Newco a complete and accurate copy of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). With respect to each of the Leases: (A) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s or Subsidiary’s knowledge, there are no disputes with respect to such Lease; (B) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (C) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (D) there are no liens or encumbrances on the estate or interest created by such Lease, other than Permitted Liens which are not of the type described in clause (iii) of the definition thereof. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all liens other than Permitted Liens. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default under any Lease.

(c) Section 3.15(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing subleases, licenses or similar agreements (each a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. With respect to each of the Subleases: (A) to the Company’s Knowledge, there are no disputes with respect to such Sublease; and (B) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary.
(d) Section 3.15(d) of the Company Disclosure Letter sets forth for each Lease and Sublease (i) the expiration date of such Lease or Sublease, (ii) any payments in connection with such Lease or Sublease triggered or accelerated in connection with the transactions contemplated by this Agreement and (iii) the amount of the security deposit, if any, applicable to such Lease or Sublease.
3.16 Intellectual Property.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth the following that are owned by or filed on behalf of, in the name of or former name of, the Company or its Subsidiaries (i) all Registered Intellectual Property (the “Company Registered Intellectual Property”), (ii) all domain names, (iii) all material unregistered trademarks and service marks, and (iv) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. The Company and its Subsidiaries are current in the payment of all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property.
(b) Section 3.16(b)(i) of the Company Disclosure Letter lists all products, Software and services currently offered or distributed, sold or licensed by or on behalf of the Company and any of its Subsidiaries (“Company Products”). Except as set forth in Section 3.16(b)(ii) of the Company Disclosure Letter, the Company owns all material Software components making up or used in the Company Products, and all Intellectual Property Rights therein.

(c) Section 3.16(c)(i) of the Company Disclosure Letter is a complete list (including the names of the parties) of all Contracts that are in effect as of the date of this Agreement under which the Company or any of its Subsidiaries is granted a right or license to any third party’s Intellectual Property Rights (“In-Licenses”) that are material to the operation of the Company’s business (other than licenses and related services agreements for commercially available technology or Intellectual Property Rights and non-disclosure agreements and consulting agreements entered into in the ordinary course of business). Section 3.16(c)(ii) of the Company Disclosure Letter is a complete list (including the names of the parties) of all material Contracts that are in effect as of the date of this Agreement under which the Company or any of its Subsidiaries has granted to any third party any licenses or rights under any Company Intellectual Property (“Out-Licenses”, together with In-Licenses, “Company Intellectual Property Agreements”), other than the Material Customer Agreements or any other customer, developer and reseller licenses, service agreements, and other agreements entered into in the ordinary course of business (including in the course of the licensing of any Company products or provision of any services by Company or its Subsidiaries). Company is not, none of the Company’s Subsidiaries are, and to the Knowledge of the Company, no third parties to the Company Intellectual Property Agreements, are, in material breach thereof. To the Knowledge of the Company, there are no material pending or threatened in writing disputes regarding the scope of any Company Intellectual Property Agreements or the performance of the parties under such Company Intellectual Property Agreements.
(d) The Company and its Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property Rights set forth or required to be set forth in Section 3.16(a). The Company Intellectual Property is free and clear of all liens other than Permitted Liens. To the Knowledge of the Company, the Company Intellectual Property and Intellectual Property Rights licensed by the Company or any of its Subsidiaries, respectively, is sufficient for the operation of its and their respective businesses. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person.
(e) The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of material confidential information that they wish to, or are obligated by third parties to, protect as Trade Secrets, and, to the Knowledge of the Company, there is no misappropriation from the Company of material Trade Secrets by any third party. To the Knowledge of the Company, third parties having had or currently having access to any part of the source code of a Company Product have maintained and will continue to maintain such Software source code and related information as material confidential information, using at least reasonable efforts to protect the confidentiality of such source code and related information.
(f) To the Knowledge of the Company, (i) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property to the extent that such action has caused the Company to lose material customer business and (ii) the operation of the Company’s or its Subsidiaries’ business has not and does not as currently conducted infringe upon, misappropriate, or otherwise violate the Intellectual Property Rights of any third party where such infringement, misappropriation or violation would materially adversely effect the current operations or products of the Company or its Subsidiaries.
(g) Except as set forth in Section 3.16(g) of the Company Disclosure Letter, no Company Product is subject to any obligation or condition under any Open Source license in a manner that would result in the Company being obligated to license material Software source code that is owned by the Company or any of its Subsidiaries as a condition to such Open Source license under the terms of any Open Source license.

(h) Section 3.16(h) of the Company Disclosure Letter is a complete list of all Governmental Authorities with which the Company or its Subsidiaries, acting as primary contractor, have entered into material Out-Licenses.
(i) Neither the Company nor any of its Subsidiaries is a party to any agreement whereby the execution and delivery of this Agreement and the consummation of the Merger will result in (i) the Company or its Subsidiaries granting to any third party any additional or new rights or licenses to any material Company Intellectual Property under any Company Intellectual Property Agreement that were not granted prior to the execution and delivery of this Agreement, (ii) the termination or cancellation by a third party of any material Company Intellectual Property Agreement that would not have been terminated or cancelled absent execution and delivery of this Agreement, or (iii) the imposition of any Lien on any material Company Intellectual Property that would not have been imposed absent execution and delivery of this Agreement, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect.
(j) The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard the internal and external integrity of the IT Assets and the data that the IT Assets contain (including the data of their customers and vendors). With respect to the IT Assets, to the Knowledge of the Company (i) there have been no unauthorized intrusions or breaches of security, and (ii) there has not been any material malfunction in the preceding three years that has not been remedied or replaced in all material respects.
3.17 Tax Matters.
(a) The Company and each of its Subsidiaries have timely filed (taking into account valid extensions) all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and have paid all material Taxes that have become payable, except for any such material Taxes with respect to which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP), as such reserve is adjusted for the passage of time since the date of such financial statements in the ordinary course of business and consistent with past practices. No liabilities for material Taxes have been incurred by the Company or any of its Subsidiaries since the date of the most recent financial statements contained in the Company SEC Reports other than in the ordinary course of business consistent with past practices, except for any such liabilities for material Taxes incurred in connection with any transaction contemplated by this Agreement. No unpaid deficiencies or adjustments for any material Taxes have been asserted or proposed in writing to the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver, except in connection with any ongoing tax examination, of any statute of limitations on or extended the period for the assessment or collection of any material Tax.
(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees and other third parties (and paid over any amounts withheld to the appropriate Taxing authority) all material U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.
(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treasury Regulation § 1.6011-4(b)(2).
(f) Neither the Company nor any of its Subsidiaries (a) is a party to or bound by or currently has any material liability under any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of purchasing, selling, leasing or licensing assets or subsidiaries or (b) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by operation of law.
(g) There is no Contract to which the Company or its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or its Subsidiaries, which, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code due to the consummation of the transactions contemplated hereby, including the Merger.
3.18 Employee Plans.
(a) Sections 3.18(a)(i) and 3.18(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material liability, contingent or otherwise (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Newco complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any

Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for and no Employee Plan has any unfunded liability that has not been fully accrued.
(b) No Employee Plan is, and neither the Company nor any of its ERISA Affiliates has any current or potential liability with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.
(c) Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.
(d) No Employee Plan in existence prior to January 1, 2005 that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) and not subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.
(e) As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law.
(h) Each Employee Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.
(i) To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.
(j) Neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.
(k) Neither the Company nor any of its Subsidiaries has any plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to increase any benefits under any Employee Plan.
3.19 Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.
(b) The Company and its Subsidiaries have complied in all material respects with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries have withheld all amounts (other than such amounts as are immaterial in the aggregate) required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
3.20 Environmental Matters. Except as is not reasonably likely to result in material liability to the Company or any of its Subsidiaries taken as a whole:
(a) Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law.
(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws.
(c) Neither the Company nor any of its Subsidiaries has exposed any employee to Hazardous Substances in violation of any Environmental Law.
(d) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging the Company’s or any Subsidiary’s noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, or remediation under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order or agreement by or with any Governmental Authority imposing any material liability or obligation with respect to any of the foregoing.
3.21 Permits. The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.22 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Sections 3.9 and 3.10, (b) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17, (c) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18, (d) compliance with labor law matters, which is exclusively addressed by Section 3.19, or (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.20.

3.23 Legal Proceedings; Orders.
(a) There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(b) Neither the Company nor any of its Subsidiaries is subject to any material legal order or judgment of any kind or nature.
(c) There is not currently any internal investigation or inquiry being conducted (i) by the Company, (ii) at the request of the Company by any Governmental Authority or (iii) at the request of the Company by any third party, concerning any financial, accounting, Tax (other than as disclosed on Section 3.17(c) of the Company Disclosure Letter) conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.
3.25 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.26 Brokers. Except for RBC Capital Markets, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.27 Proxy Statement and Other Required Company Filings.
(a) The preliminary and definitive proxy statements to be filed by the Company with the SEC (as amended or supplemented, the “Proxy Statement”) as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Newco or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.
(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings will not, at the time the applicable Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.28 Solvency. Through the Effective Time (i) the amount of the “fair saleable value” of the assets of each of the Company and its Subsidiaries will exceed (A) the value of all liabilities of the Company and such Subsidiaries, and (B) the amount that will be required to pay the probable liabilities of the Company and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Company and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
NEWCO AND MERGER SUB
Newco and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Organization; Good Standing. Newco is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco to fully perform its covenants and obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement. Neither Newco nor Merger Sub is in material violation of the charter or its bylaws, except for such violations that have not had and would not have, individually or in the aggregate, a material adverse effect on the ability of Newco or Merger Sub to consummate the Merger and fully perform their respective obligations under this Agreement.
4.2 Power; Enforceability. Each of Newco and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Newco and Merger Sub and no additional proceedings on the part of Newco or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger. This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each of Newco and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.
4.3 Non-Contravention. The execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the charters or bylaws or other constituent documents of Newco or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco or Merger Sub is a party or by which Newco, Merger Sub or any of their properties or assets may be bound, (iii) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to Newco or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Newco or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
4.5 Legal Proceedings; Orders.
(a) As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Newco or any of its Affiliates, threatened against Newco or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
(b) As of the date hereof, neither Newco nor Merger Sub is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
4.6 Proxy Statement; Other Required Company Filings.
(a) The information supplied by Newco, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Newco, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Any document that is required to be filed by Newco, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Newco Filing” and collectively, the “Other Required Newco Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Newco Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Newco or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings.
4.7 Ownership of Company Capital Stock. Neither Newco, Merger Sub nor any of their respective Affiliates nor any other person with whom the foregoing would be considered a “group” with respect to Company Common Stock own, individually or in the aggregate, more than fifteen percent (15%) of the Company’s outstanding Common Stock.
4.8 Brokers. Other than Union Square Advisors LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or Merger Sub.
4.9 Operations of Merger Sub. Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement, the Commitment Letter, the Guarantee and any activities or obligations contemplated by this Agreement.
4.10 Financing.
(a) Newco and Merger Sub have delivered to the Company a complete and accurate copy of an executed commitment letter (the “Commitment Letter”) from Vista Equity Partners Fund III, L.P. (the “Investor”) pursuant to which the Investor has committed, on the terms and subject solely and exclusively to the conditions set forth therein, to invest the cash amounts set forth therein in Newco to fully finance the Merger and other transactions contemplated by this Agreement.

(b) The Commitment Letter has not been amended or modified, and the commitment set forth in the Commitment Letter has not been withdrawn or rescinded in any respect. The Commitment Letter, in the form so delivered to the Company on the date hereof, is in full force and effect and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the Investor for so long as it remains in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject solely and exclusively to the conditions set forth in the Commitment Letter, the aggregate proceeds of the financing contemplated by the Commitment Letter, together with the available cash of the Company (in an amount equal to at least the Minimum Closing Cash Amount) and assuming the accuracy of the Company’s representations and warranties herein, will be sufficient to enable Newco and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article II of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or Merger Sub under any term or condition of the Commitment Letter, subject to the Company’s compliance with this Agreement and the satisfaction (or waiver by Newco) of the conditions in Sections 7.1 and 7.2 hereof. Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver by Newco) of the conditions in Sections 7.1 and 7.2 hereof, neither Newco nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it in the Commitment Letter. Newco has fully paid any and all commitment and other fees that have been incurred and are due and payable in connection with the Commitment Letter, and Newco will pay when due all other commitment and other fees arising under the Commitment Letter as and when they become payable.
(c) As of the date hereof, neither Newco nor Merger Sub, nor any of their respective Affiliates, is (and prior to the No-Shop Period Start Date neither shall be) a party to or otherwise bound by any Contracts, or has (or prior to the No-Shop Period Start Date shall have) any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any stockholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning any equity investments to be made in or contributions to be made to Newco or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Commitment Letter or with their respective Affiliates. As of the date hereof, neither Newco nor Merger Sub, nor any of their respective Affiliates, is (and prior to the No-Shop Period Start Date neither shall be) a party to or otherwise bound by any Contracts, or has (or prior to the No-Shop Period Start Date shall have) any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any stockholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning the ownership and operation of Newco, Merger Sub, the Surviving Corporation or any of its Subsidiaries at any time from and after the Effective Time.
(d) As of the date hereof, neither Newco nor Merger Sub, nor any of their respective Affiliates, is (and prior to the No-Shop Period Start Date neither shall be) a party to any Contracts, or has (or prior to the No-Shop Period Start Date shall have) made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of requiring such Person to provide Newco or Merger Sub with financing or other potential sources of capital (whether equity, debtor a hybrid thereof) in any such case on an exclusive basis in connection with the Merger or any other transaction contemplated by this Agreement, or that has or would have the effect of preventing, impairing or otherwise limiting the ability of any Person to provide financing or other potential sources of capital (whether equity, debt or a hybrid thereof) to any other Person in connection with any transaction involving the Company.

4.11 Stockholder and Management Arrangements. Except as expressly authorized by the Company, as of the date hereof, neither Newco or Merger Sub, or any of their respective Affiliates, is (and prior to the No-Shop Period Start Date neither shall be) a party to any Contracts, or has (or prior to the No-Shop Period Start Date shall have) made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.
4.12 Solvency. Assuming all of the Company’s representations and warranties contained herein are true and correct and the satisfaction of all conditions to Closing set forth in Sections 7.1 and 7.2 hereof, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Newco, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
4.13 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Newco and Merger Sub hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.13 or this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent Newco and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, the other agreements or certificates entered into or delivered by the Company in connection with this Agreement or statements made in any documents filed by the Company with the SEC or furnished by the Company to the SEC or (iii) be given effect in any claim in respect of fraud or willful misconduct.
4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Newco and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Newco and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including, without limitation, pursuant to Section 6.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Newco and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Newco and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Newco and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans. Notwithstanding the foregoing, nothing in this Section 4.14 or this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent Newco and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, the other agreements or certificates entered into or delivered by the Company in connection with this Agreement or statements made in any documents filed by the Company with the SEC or furnished by the Company to the SEC or (iii) be given effect in any claim in respect of fraud or willful misconduct.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (x) as expressly contemplated by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Letter, or (z) as approved by Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) use reasonable efforts to maintain its existence in good standing under applicable law, (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.
5.2 Forbearance Covenants. Except as set forth in Section 5.2 of the Company Disclosure Letter or as approved by Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1 also):
(a) amend its Charter or bylaws or comparable organizational documents;
(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Stock-Based Awards outstanding as of the Capitalization Date in accordance with their terms as of the date hereof;
(d) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms as of the date hereof);

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, (iii) pledge or encumber any shares of its capital stock or any of its other securities, or (iv) modify the terms of any shares of its capital stock or any of its other securities;
(f) (i) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except for (A) trade payables incurred in the ordinary course of business, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);
(g) (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case as may be required by applicable law, or (ii) increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case as may be required by applicable law;
(h) (i) settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (x) reflected or reserved against in the Audited Company Balance Sheet, and (y) the settlement of which is not in excess of $250,000 or (ii) settle any pending or threatened Legal Proceeding related to or arising out of this Agreement, the transactions contemplated hereby or any other Acquisition Proposal;
(i) except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;
(j) except as may be required as a result of a change in applicable law or in GAAP, make any change in any of the accounting principles or practices used by it;
(k) (i) make or change any material Tax election, (ii) settle or compromise any material Tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $500,000, except in the ordinary course of business consistent with past practices, (ii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, (iii) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect or (B) except in the ordinary course of business, any Material Contract, (iv) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, (v) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404, (vi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, (vii) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business, or (viii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property;
(m) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein;
(n) sell, transfer or encumber all or any material portion of its or its Subsidiaries’ assets outside of the ordinary course of business; or
(o) enter into a Contract to take any of the actions prohibited by this Section 5.2.
The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 5.2 are not intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

5.3 No Solicitation.
(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution, delivery and effectiveness of this Agreement and continuing until 12:01 a.m. (Eastern time) on May 24, 2009 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right (acting under the direction of the Company Board), to directly or indirectly, pursuant to an Acceptable Confidentiality Agreement (i) initiate, solicit and/or encourage the submission of one or more Acquisition Proposals from one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors), including by furnishing to any Person (and/or such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries (provided that the Company shall promptly make available to Newco any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously made available to Newco), (ii) continue, enter into, participate in and/or engage in any discussions or negotiations with one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) with respect to one or more Acquisition Proposals or any other proposals that could lead to an Acquisition Proposal, and (iii) to the extent not otherwise prohibited by this Agreement, otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could lead to any Acquisition Proposals. The Company agrees that any commercially sensitive non-public information shall be provided to any Person only if in the good faith judgment of the Company the provision of such information would not be reasonably likely to be materially detrimental to the Company’s and its Subsidiaries’ business taken as a whole.
(b) Subject to the terms of Section 5.3(d), on the No-Shop Period Start Date the Company shall cease and cause to be terminated any discussions or negotiations with any Person (other than any Continuing Party) that would otherwise be prohibited by this Section 5.3(b). On the No-Shop Period Start Date, the Company shall deliver a written notice to each such Person (other than with respect to a Person that is then a Continuing Party) to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the No-Shop Period Start Date, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries. Subject to the terms of Section 5.3(d), during the period commencing with the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to the Company Board pursuant to any existing confidentiality agreement), or (vi) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than a Acceptable Confidentiality Agreement) or that conflicts with this Agreement or requires the Company to abandon this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties acknowledge and agree that any Continuing Party shall cease to be a Continuing Party for all purposes under this Agreement upon the later of (i) 12:01 a.m., (Pacific time) on June 7, 2009 if the Company has not entered into an Alternative Acquisition Agreement with such Continuing Party or (ii) if, prior to June 7, 2009 (x) the Company has concluded such proposal constitutes a Superior Proposal and (y) the Notice Period provided in Section 5.3(f) shall have commenced, the earlier of (A) if the Continuing Party’s proposal ceases to be a Superior Proposal, the third Business Day thereafter if the Continuing Party’s proposal does not once again (taking into account any modifications or amendments that such Continuing Party may have made to such Superior Proposal during the three Business Day period) constitute a Superior Proposal during such three Business Day period (it being understood that if the Continuing Party shall make, amend or modify its proposal during such period, it shall be considered a new proposal for purposes of Section 5.3(f)) and (B) the end of a Notice Period if such Continuing Party’s proposal remains a Superior Proposal (the “Continuing Discussion Period”). No later than the first Business Day following the No-Shop Period Start Date, the Company shall provide Newco with a complete list of Continuing Parties, including their identity.
(d) Notwithstanding anything to contrary set forth in this Section 5.3 or elsewhere in this Agreement, at all times during the period commencing as of the No-Shop Period Start Date and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to (provided that the Company shall promptly make available to Newco any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously made available to Newco):
(i) any Continuing Party (and/or such Continuing Party’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors); and/or
(ii) any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written Acquisition Proposal after the No-Shop Period Start Date that was not solicited in breach of Section 5.3(b), provided that solely in the case of this clause (ii), the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws.

(e) Except as expressly provided by Section 5.3(f), at any time after the date hereof (whether before or after the No-Shop Period Start Date), neither the Company Board nor any committee thereof shall:
(i) effect a Company Board Recommendation Change; or
(ii) cause or permit the Company or any Subsidiary of the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).
(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, (x) the Company Board may if it has not received a bona fide written Acquisition Proposal that constitutes a Superior Proposal, effect a Company Board Recommendation Change, or (y) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, (1) the Company Board may effect a Company Board Recommendation Change with respect to such Superior Proposal, and (2) the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:
(i) in the case of clauses (x) and (y) above, the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws;
(ii) in the case of clause (x) above, the Company shall have complied in all material respects with its obligations under this Section 5.3 with respect to such Acquisition Proposal (if any) relating to such Company Board Recommendation Change;
(iii) in the case of clause (y) above, the Company shall have complied in all material respects with its obligations under this Section 5.3 with respect to such Superior Proposal;

(iv) in the case of clauses (x) and (y) above, (A) the Company shall have provided prior written notice to Newco at least three (3) Business Days in advance (the “Notice Period”), to the effect that absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Board Recommendation Change and/or to terminate this Agreement pursuant to this Section 5.3(f), which notice shall specify the basis for such Company Board Recommendation Change or termination, including in the case of Section 5.3(f)(y) the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; and (B) prior to effecting such Company Board Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Newco and any representative or agent of Newco (including, without limitation, any director or officer of Newco) (collectively, “Newco Representatives”) in good faith (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the Company Board would not effect a Company Board Recommendation Change and/or terminate this Agreement, and (2) permit Newco and the Newco Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Newco desires to make such presentation); provided, that in the event of any material or substantive revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Newco and to comply with the requirements of this Section 5.3 (including this Section 5.3(f)) with respect to such new written notice; and
(v) in the case of clause (y) above, the Company shall have validly terminated this Agreement in accordance with Section 8.1(h), including the payment of any Company Termination Fee in accordance with Section 8.3(b)(iii).
The Company shall comply with the provisions of this Section 5.3(f) regardless of whether the Superior Proposal is from a Continuing Party. None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement with any Person to limit or not to give prior notice to Newco of its intention to effect a Company Board Recommendation Change or to terminate this Agreement in light of a Superior Proposal.
(g) The Company agrees that it will, upon request of Newco, keep Newco reasonably informed regarding of the matters contemplated by this Section 5.3 (including any Acquisition Proposals). Without limiting the generality of the foregoing, (i) the Company agrees that it will promptly (and, in any event, within 48 hours) notify Newco if any proposals or offers with respect to an Acquisition Proposal are received by the Company or any representative or agent of the Company (including, without limitation, any director or officer of the Company or its Subsidiaries) indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Newco reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and (ii) following the No-Shop Period Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Newco if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any representative or agent of the Company (including, without limitation, any director or officer of the Company or its Subsidiaries) indicating, in connection with such notice, the identity of the Person or group of Persons and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

5.4 Payoff Letters. The Company shall use its reasonable best efforts to obtain and deliver to Newco payoff letters with respect to all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing under the credit facility pursuant to that certain Credit Agreement, dated October 4, 2005, among the Company, Wells Fargo Foothill, Inc., as agent, and the lenders signatory thereto, as amended, (whether or not drawn) and any funded Indebtedness and releases of all liens securing any such Indebtedness, conditioned only on the payment of the amounts described in such payoff letters.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance.
(a) Upon the terms and subject to the conditions set forth in this Agreement, Newco and Merger Sub, on the one hand, and (subject to the Company’s rights under Sections 6.3, 6.4 and 6.5) the Company, on the other hand, shall use all reasonable efforts to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by, in each case, subject to the parties’ reasonable efforts:
(i) causing the conditions to the other (or both) parties to the Merger set forth in Article VII to be satisfied;
(ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, including any no action relief reasonably required to effect deregistration of the Company’s Common Stock following the Effective Time, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;
(iii) obtaining all consents, waivers and approvals and delivering all notifications under any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Material Contracts as of the consummation of the Merger; and
(iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.
(b) In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Newco or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. For the avoidance of doubt no action by the Company taken in compliance with Section 5.3 hereof shall be considered a violation of this Section 6.1.

(c) Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, if the other party to any Contract that constitutes a Material Contract conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security; provided that the Company shall not make any such payments or agree to make any such payments without the prior written consent of Newco.
(d) Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Newco, from holders of Company Options and other equity awards under the Company Stock Plans and take all such other action, without incurring any liabilities in connection therewith, as Newco may deem to be necessary to give effect to the transactions contemplated by Article II. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by Article II.
6.2 Antitrust Filings.
(a) Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall, to the extent required in the reasonable judgment of counsel to Newco and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable. Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger under the HSR Act and any other Antitrust Laws applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) shall (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, and any other restrictions on the activities of the Newco and its Subsidiaries and the Company and its Subsidiaries, and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement.
6.3 Proxy Statement and Other Required SEC Filings.
(a) The Company shall use its best efforts to cause the preliminary proxy materials relating to the Company Stockholder Meeting to be filed with the SEC no later than the close of business on the tenth (10th) day following the date hereof. Prior to filing the preliminary proxy materials, definitive proxy materials (which, for the avoidance of doubt, shall include the written opinion of RBC Capital Markets referred to in Section 3.3(b) hereof) or any other filing with the SEC or any other Governmental Entity, the Company shall provide Newco (which term shall in all instances in this Section 6.3 also include Newco’s counsel) with reasonable opportunity to review and comment on each such filing in advance. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Newco, Merger Sub or any of their respective Affiliates determine that they are required to file any Other Required Newco Filing under applicable law, then Newco, Merger Sub and their respective Affiliates, if applicable, shall promptly prepare and file with the SEC such Other Required Newco Filing. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Newco and Merger Sub shall cause any Other Required Newco Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. The Company, Newco and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Newco and Merger Sub (and their respective Affiliates, if applicable), on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Newco or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or other Affiliates, should be discovered by the Company, Newco or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Newco Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Newco Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders. The Company agrees that no other matters shall be brought before the Company Stockholder Meeting or included in the Proxy Statement other than the approval of this Agreement and the Merger.

(b) (i) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, shall not file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any amendment or supplement thereto, and (ii) the Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, in any such case referenced in the preceding clause (i) or (ii) without providing the other, to the extent practicable, a reasonable opportunity to review and comment thereon or participate therein, as the case may be.
(c) The Company, on the one hand, and Newco and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith.
(d) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.3(f), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.
(e) Subject to applicable law, the Company shall (a) establish a record date for the Company Stockholder Meeting and (b) use all reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement (in no event later than five (5) Business Days after such clearance).

6.4 Company Stockholder Meeting. The Company shall (a) take all action necessary in accordance with Delaware Law and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Requisite Stockholder Approval, and (b) use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (subject to the Company’s right to effect a Company Board Recommendation Change in accordance with the terms of this Agreement); provided, however, without limiting the Company’s obligation to convene and hold the Company Stockholder Meeting as promptly as reasonably practicable, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (x) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (y) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff, or (z) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change); and provided further, that notwithstanding the foregoing, Newco may require the Company to adjourn or postpone the Company Stockholders Meeting one (1) time; and provided further, that notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to convene and hold the Company Stockholder Meeting at any time prior to the tenth (10th) Business Day immediately following the No-Shop Period Start Date.
6.5 Company Board Recommendation.
(a) Neither the Company Board nor any committee thereof shall (A) withhold, withdraw, amend, qualify or modify in a manner adverse to Newco, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Newco, the Company Board Recommendation, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (C) fail to publicly reaffirm the Company Board Recommendation in the absence of a publicly announced Acquisition Proposal within two (2) Business Days after Newco so requests in writing, (D) fail to recommend against any publicly announced Acquisition Proposal and reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days following the public announcement of such Acquisition Proposal and in any event at least two (2) Business Days prior to the Company Stockholders Meeting, or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may effect a Company Board Recommendation Change in accordance with Section 5.3(f).
(b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary duties under applicable law; provided, however, that, in either such case, any such statement(s) or disclosures made by the Company Board or any authorized committee thereof shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII and shall be deemed a Company Board Recommendation Change unless the Company Board expressly recommends against any publicly announced Acquisition Proposal and publicly reaffirms the Company Board Recommendation within the time period set forth in Section 6.5(a)(D) above.

(c) No Company Board Recommendation Change shall change the approval of the Company Board for purposes of causing any anti-takeover laws to be inapplicable to the transactions contemplated by this Agreement or, for the avoidance of doubt, relieve the Company of its obligations under Sections 6.3 and 6.4 to convene and hold the Company Stockholder Meeting (unless this Agreement is earlier terminated). The Company shall promptly notify Newco of any breach, to the Knowledge of the Company, of any existing confidentiality agreement (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any existing confidentiality agreement that the Company or the Company Board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. To the extent Newco and/or the Company believes that there has been a breach of any existing confidentiality agreement (including the standstill provisions thereof) by the counterparty thereto, upon Newco’s request, the Company shall take all reasonable actions to enforce such existing confidentiality agreement.
6.6 Financing.
(a) Newco and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the financing contemplated by the Commitment Letter, subject to the terms and conditions of this Agreement and the Commitment Letter, including (i) maintaining in effect the Commitment Letter, (ii) satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in the Commitment Letter that are within their control (other than, for the avoidance of doubt, Newco or Merger Sub’s conditions to Closing in Article VII hereof), (iii) so long as all conditions to Closing set forth in Sections 7.1 and 7.2 are satisfied (or waived by Newco), consummating the financing contemplated by the Commitment Letter at the Effective Time (and in any event prior to the Termination Date), and (iv) fully enforcing the Investor’s obligations (and the rights of Newco and Merger Sub) under the Commitment Letter, including (at the request of the Company) by filing one or more lawsuits (or assigning such right to the Company) against the Investor to fully enforce the Investor’s obligations (and the rights of Newco and Merger Sub) thereunder.
(b) Neither Newco nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Commitment Letter without the prior written consent of the Company. Newco shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Commitment Letter, or (ii) any refusal by the Investor to provide, any stated intent by the Investor to refuse to provide, or any expression of concern or reservation by the Investor regarding the enforceability of the Commitment Letter subject to the terms thereof or its ability to provide the full financing contemplated by the Commitment Letter.

(c) Prior to the Closing, the Company shall use its reasonable efforts to assist Newco in the arrangement of any third party debt financing requested by Newco for the purpose of financing the merger, fees and expenses incurred in connection therewith, and the other transactions contemplated hereby (the “Debt Financing”) (it being understood that the receipt of such Debt Financing is not a condition to Closing), including: (i) participating in meetings, presentations and due diligence sessions; (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with Newco’s Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Newco, provided that such documents will not take effect until the Effective Time; provided, however, that nothing herein shall require such cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified.
6.7 Anti-Takeover Laws. The Company and the Company Board shall (i) take all actions necessary and within their power to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action necessary and within their power to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.
6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its financial advisors, financing sources, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation (including any laws or regulations relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that nothing in this Section 6.8 shall be construed to require the Company or its Representatives to prepare any appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Newco or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors, officers or employees (and in the case of employees, pursuant to those indemnification agreements set forth in Section 6.10 of the Company Disclosure Letter made available to Newco prior to the date of this Agreement) and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.
(b) Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 6.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(c) of the Company Disclosure Letter); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance, provided that the annual cost for such “tail” policy shall not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 6.10(c) for so long as such “tail” policy shall be maintained in full force and effect.
(d) If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 6.10.

(e) The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).
(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.
6.11 Employee Matters.
(a) Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans listed in Section 6.11(a) of the Company Disclosure Letter, as applicable, will occur as of the Effective Time, as applicable.
(b) Immediately after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans listed in Section 6.11(b) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.
(c) To the extent that an Employee Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and solely for purposes of vacation accrual and severance pay, benefit entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco or the Surviving Corporation to terminate, any Continuing Employee at any time and for any or no reason, (ii) require Newco or the Surviving Corporation to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iii) create any third party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.
6.12 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
6.13 Notification of Certain Matters.
(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Newco and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) or 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Newco pursuant to this Section 6.13(a).
(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Newco or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) or 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Newco or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14 Public Statements and Disclosure. Neither the Company, on the one hand, nor Newco and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its all reasonable efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.14 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 6.5.
6.15 Transaction Litigation. The Company and Newco shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Subsidiary or Company representative or agent shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Newco shall have consented in writing.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:
(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.
(b) Antitrust Laws. All waiting periods (and any extensions thereof) applicable to the Merger (if any) under the HSR Act and foreign Antitrust Laws shall have expired or otherwise been terminated or requisite consents shall have been obtained, as the case may be.
(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Newco and Merger Sub. The obligations of Newco and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Newco:
(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(c), the second and last sentences of Section 3.7(a), the second sentence of Section 3.7(b), the first sentence of Section 3.7(d), 3.8(b) and 3.12(a), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) (A) the representations and warranties set forth in Sections 3.1, 3.2, 3.3(c), 3.8(b) and 3.12(a) that are not qualified by Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (B) the representations and warranties set forth in Sections 3.1 and 3.12(a) that are qualified by Company Material Adverse Effect shall be true and correct in all respects (without disregarding such Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the representations and warranties set forth in the second and last sentences of Section 3.7(a), the second sentence of Section 3.7(b), and the first sentence of Section 3.7(d) shall be true and correct as of the Closing Date as if made at and as of the Closing Date, except for such inaccuracies as are de minimis in the aggregate.
(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Officer’s Certificate. Newco and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.
(e) Maintenance of Cash Position. Newco shall have received (i) evidence, in form and substance reasonably satisfactory to Newco, that immediately prior to the Effective Time, the Company will hold Net Cash equal to at least the Minimum Closing Cash Amount, and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the amount of Net Cash of the Company as of such time.

(f) SEC Reports. The Company shall have filed all periodic reports on Form 10-K or Form 10-Q with the SEC, the filing deadlines for which that are applicable to the Company precede the Effective Time.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or materially prevent or materially impair the ability of Newco and Merger Sub to comply with and perform their respective covenants and obligations under this Agreement.
(b) Performance of Obligations of Newco and Merger Sub. Newco and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Newco and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), by mutual written agreement of Newco and the Company; or
(b) by either Newco or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger illegal at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction that prohibits the Merger and, in each case, each of the parties shall have used its reasonable efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the law or injunction; or

(c) by either Newco or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that the Effective Time shall not have occurred by 11:59 p.m. (Pacific time) on October 15, 2009 (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date, or (ii) the failure of the Effective Time to have occurred prior to the Termination Date; or
(d) by either Newco or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on adoption of the Merger Agreement; or
(e) by Newco, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or 7.2, provided that if such breach is capable of being cured by the Termination Date, Newco shall not be entitled to terminate this Agreement prior to the delivery by Newco to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination, stating Newco’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, and Newco shall not be entitled to terminate this Agreement if such breach has been cured prior to termination; or
(f) by Newco, if at any time the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change; or
(g) by the Company, if Newco or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or 7.3, provided that if such breach is capable of being cured by the Termination Date, the Company shall not be entitled to terminate this Agreement prior to the delivery by the Company to Newco of written notice of such breach, at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, and the Company shall not be entitled to terminate this Agreement if such breach has been cured prior to termination; or

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that: (A) the Company shall have received a Superior Proposal, (B) the Company Board or any authorized committee thereof shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, (C) the Company shall have complied in all material respects with Section 5.3 with respect to such Acquisition Proposal and (D) concurrently with the termination of this Agreement, the Company pays Newco any Company Termination Fee contemplated by Section 8.3(b)(iii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal.
The party hereto terminating this Agreement pursuant to this Section 8.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.
8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Sections 6.14, this 8.2, 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to Sections 8.3 and 9.8, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such fees and expenses whether or not the Merger is consummated.
(b) Company Payments.
(i) In the event that (A) this Agreement is validly terminated (x) pursuant to Section 8.1(e) as a result of a breach by the Company of the covenants contained in Sections 5.3, 6.3 or 6.4 or (y) pursuant to Section 8.1(d), (B) with respect to a termination under Section 8.1(d), following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d), an Acquisition Proposal shall have been made public, and (C) within one year following the termination of this Agreement pursuant to Section 8.1(d) or 8.1(e), either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Vista Manager the Company Termination Fee (less any expenses previously paid to Newco pursuant to Section 8.3(e)), by wire transfer of immediately available funds to an account or accounts designated in writing by Vista Manager.

(ii) In the event that this Agreement is validly terminated pursuant to Section 8.1(f), the Company shall pay to Vista Manager an amount in cash equal to $6,670,000, by wire transfer of immediately available funds to an account or accounts designated in writing by Vista Manager, within two (2) Business Days after the Company receives a written demand for payment from Vista Manager.
(iii) In the event that this Agreement is validly terminated pursuant to Section 8.1(h), the Company shall pay to Vista Manager the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Vista Manager, as a condition to the effectiveness of such termination.
(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. The Vista Manager shall have the right to assign the right to receive the Company Termination fee to one or more Persons in its sole discretion.
(d) Liquidated Damages. In the event that Vista Manager shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Newco, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Newco, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.
(e) Expense Reimbursement. In the event this Agreement is terminated by either Newco or the Company pursuant to Section 8.1(d) or by Newco pursuant to Section 8.1(e), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Newco’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Newco and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Debt Financing and the financing contemplated by the Commitment Letter) (the “Newco Expenses”), which amount shall in no event exceed $1,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Newco; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Newco Expenses pursuant to this Section 8.3(e); provided, further, that the payment by the Company of Newco Expenses pursuant to this Section 8.3(e) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b).

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
(a) if to Newco or Merger Sub, to:
Vista Equity Partners, III, LLC
150 California Street
19th Floor
San Francisco, CA 94111
Attention: Robert F. Smith
Telecopy No.: (415) 765-6666

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention: John L. Savva
Telecopy No.: (650) 461-5700
(b) if to the Company (prior to the Effective Time), to:
SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Attention: Arun Chandra
Neil Laird
Telecopy No: (650) 962-0378
with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Katharine A. Martin
Bradley L. Finkelstein
Telecopy No.: (650) 493-6811
9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Newco shall have the right to assign all or any portion of its rights and obligations under this Agreement (i) from and after the Effective Time, in connection with a merger or consolidation involving Newco or other disposition of all or substantially all of the assets of Newco or the Surviving Corporation, or (ii) from and after the Effective Time, to any lender providing financing to Newco or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Newco hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.4 Confidentiality. Newco has executed a Confidential Disclosure Agreement, dated April 28, 2009 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms until the Effective Time. For purposes of the Confidentiality Agreement, the execution of this Agreement by the Company shall constitute written consent by the Company to allow Newco, Merger Sub and Newco’s Representatives to take all actions permitted or contemplated by this Agreement, including contacting potential debt or, following the No-Shop Period Start Date equity financing sources and entering into agreements with such Persons, including stockholders or members or management as contemplated by Sections 4.10 and 4.11 hereof, so long as such Persons agree to be bound by the Confidentiality Agreement.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Guarantee, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
9.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Sections 6.10 and 9.8(e), and (b) subject to Section 9.8, after the Effective Time and the consummation of the Merger in accordance with the terms hereof, the rights of holders of shares of the Company Common Stock, Company Options and Company Stock-Based Awards solely to receive the merger consideration set forth in Article II.
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Except as otherwise provided herein (including, without limitation, Sections 9.8(b), (c), (d), and (e) below), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. For purposes of clarity, the Company may not seek any remedy except and solely as provided in Sections 9.8(c) and (d) below, subject to the terms and conditions contained therein.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Commitment Letter or the Guarantee, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Commitment Letter and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, the Commitment Letter and the Guarantee, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce the terms of the Commitment letter against the Investor to the fullest extent permissible pursuant to the Commitment Letter and applicable laws and to thereafter cause the Merger to be consummated, so long as all conditions to the Merger have been satisfied. The Company, on the one hand, and Newco and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Newco or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under this Agreement.
(c) The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to breaches by Newco or Merger Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 9.8(d) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement, the Commitment Letter or the Guarantee or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).
(d) If a court of competent jurisdiction has declined to specifically enforce the obligations of Newco and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Newco and Merger Sub pursuant to this Section 9.8 and has instead granted an award of damages for such alleged breach against Newco or Guarantor, the Company may enforce such award and accept damages for such alleged breach (which Newco agrees may include damages based upon a decrease in share value or lost premium) only if, within two (2) weeks following such determination, Newco and Merger Sub are not willing to consummate the Merger in accordance with Article II of this Agreement. In addition, the Company agrees to cause any Legal Proceeding still proceeding to be dismissed with prejudice at such time as Newco and Merger Sub consummate the Merger in accordance with Article II of this Agreement or are otherwise willing to do so.

(e) The Company further agrees that (x) the seeking of the remedies provided for in Section 9.8(b) by Newco or Merger Sub shall not in any respect constitute a waiver by either Newco or Merger Sub of its right to seek any other form of relief that may be available to either of them under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 9.8(b) are not available or otherwise are not granted, and (y) nothing set forth in Section 9.8(a) shall require Newco or Merger Sub to institute any proceeding for (or limit Newco’s or Merger Sub’s right to institute any proceeding for) specific performance under Section 9.8(a) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to Section 9.8(b) or anything set forth in this Section 9.8(e) restrict or limit Newco’s or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything set forth herein to the contrary, from and after the Effective Time, none of the Company, its Affiliates, or their respective current or former directors, stockholders, optionholders, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Newco, the Surviving Corporation, the Guarantor, the Investor or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby except for (a) claims against the Surviving Corporation as set forth and contemplated by Section 6.10 and (b) after the Effective Time and the consummation of the Merger in accordance with the terms hereof, the claims against the Surviving Corporation by holders of shares of the Company Common Stock solely to receive the merger consideration (or, in lieu thereof, to enforce valid and perfected appraisal claims under Section 242 of the DGCL) as set forth in Article II. If any Legal Proceedings instituted by the Company or its Affiliates against Newco, Merger Sub, the Guarantor, the Investor or any of their respective Affiliates are pending as of the Effective Time, the Company shall cause such Legal Proceedings to be dismissed with prejudice as of the Effective Time, except for claims against the Surviving Corporation as set forth and contemplated by Section 6.10. The provisions of this Section 9.8 are intended to be for the benefit of, and shall be enforceable by, the Guarantor, the Investor and their respective Affiliates.
9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Commitment Letter and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.10 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby, the Commitment Letter, the Guarantee, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, the Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement, the Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
9.11 WAIVER OF JURY TRIAL. EACH OF NEWCO, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER, THE GUARANTEE OR THE ACTIONS OF NEWCO, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
9.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

AMBER ACQUISITION INC.
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	President

AMBER HOLDING INC.
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	President

SUMTOTAL SYSTEMS, INC.
By:	/s/ Arun Chandra
	Name:	Arun Chandra
	Title:	Chief Executive Officer
[Signature page to Agreement and Plan of Merger]